AIMCO ANNOUNCES $726 MILLION JOINT VENTURE

DENVER, COLORADO, December 21, 2007

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today that it has entered into a joint venture agreement (the “Venture”) with a fund managed by J.P. Morgan Asset Management Inc. (“J.P. Morgan”) which provides for the co-ownership of three multi-family properties with 1,382 units located in West Los Angeles. Under the agreement, Aimco contributed its wholly-owned properties The Palazzo at Park La Brea, The Palazzo East at Park La Brea and The Villas at Park La Brea to the Venture at a value of $726 million, or approximately $525,000 per unit. The Venture has existing property debt of $296 million and an implied equity value of $430 million. Aimco received $202 million from J.P. Morgan in exchange for an approximate 47% interest in the Venture. Aimco will own approximately 53% of the Venture and will operate the properties in exchange for a property management fee and certain other fees over the term of the Venture.

According to David Robertson, President and Chief Executive Officer of Aimco Capital, “Joint ventures allow us to rebalance efficiently our geographic allocation of capital while maintaining operational scale in our target markets. The recapitalization of the Palazzo properties is consistent with our overall asset allocation strategy and our focus on property operations. J.P. Morgan is recognized as a global leader in investment and wealth management, and we are pleased to have such a valued partner in this Venture.”

Aimco intends to use the proceeds from this transaction for general corporate purposes, including the repurchase of common stock under its approved share repurchase program. “Using the proceeds of this joint venture to buy back shares at current market prices is accretive to Aimco’s shareholders,” said Tom Herzog, Chief Financial Officer. “The Palazzo Joint Venture is consistent with Aimco’s view of the value embedded within our portfolio.”

As announced separately today, in light of the closing of the Venture, Aimco’s Board of Directors has also declared a special dividend.

This press release contains certain forward-looking statements. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors that are beyond the control of Aimco including, without limitation: national and local economic conditions; the general level of interest rates; the competitive environment in which Aimco operates; financing risks; real estate risks, including fluctuations in real estate values; acquisition and development risks; and litigation. Readers should carefully review the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2006, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries and affiliates, is the largest owner and operator of apartment communities in the United States with 1,194 properties, including 206,217 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our web site at www.aimco.com.